                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]
                           Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-12

                       TRANSACT TECHNOLOGIES INCORPORATED
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)   Title of each class of securities to which transaction applies:

(2)   Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)   Proposed maximum aggregate value of transaction:

(5)   Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount Previously Paid:

(2)   Form, Schedule or Registration Statement No.:

(3)   Filing Party:

(4)   Date Filed:

                                      LOGO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 15, 2007

To the Stockholders of TransAct Technologies Incorporated:

     Notice is hereby given that the 2007 Annual Meeting of Stockholders (the "Annual Meeting") of TransAct Technologies Incorporated (the "Company" or "TransAct"), a Delaware corporation, will be held on May 15, 2007 at 10:00 a.m. Eastern Time, at the Clarion Hotel & Suites, 2260 Whitney Avenue, Hamden, CT 06518 for the following purposes:

     (1) To elect one director to serve until the 2010 Annual Meeting of Stockholders or until the director's successor has been duly elected and qualified;

     (2) To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2007; and

     (3) To transact such other business as may legally come before the Annual Meeting.

     Stockholders of record at the close of business on March 23, 2007 are entitled to notice of and to vote at the Annual Meeting.

                                        By Order of the Board of Directors,

                                        LOGO
                                        STEVEN A. DEMARTINO
                                        Secretary

Hamden, Connecticut
April 19, 2007

                             YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, THE COMPANY REQUESTS THAT YOU FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY. A RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION IS APPRECIATED.

                       TRANSACT TECHNOLOGIES INCORPORATED
                                ONE HAMDEN CENTER
                               2319 WHITNEY AVENUE
                                    SUITE 3B
                            HAMDEN, CONNECTICUT 06518

                       PROXY STATEMENT FOR ANNUAL MEETING
                   OF STOCKHOLDERS TO BE HELD ON MAY 15, 2007

     This Proxy Statement is being furnished to the stockholders of TransAct Technologies Incorporated (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company to be held on May 15, 2007, and any adjournments or postponements thereof (the "Annual Meeting"). This Proxy Statement, the foregoing Notice of Annual Meeting, the enclosed form of proxy and the Company's 2006 Annual Report to Stockholders are first being mailed or given to stockholders on or about April 19, 2007.

                      SOLICITATION AND REVOCATION OF PROXY

     Any stockholder who executes and returns the enclosed proxy has the power to revoke the same anytime prior to its being voted. The shares represented by the proxy will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it not votable. The proxy is in ballot form so that a specification may be made to grant or withhold authority to vote for the election of directors and to indicate separate approval or disapproval as to the other matters presented to stockholders. All of the proposals will be presented by the Board of Directors. The shares represented by the proxy will be voted for the election of the director named thereon, unless authority to do so is withheld. With respect to the other proposals presented to stockholders by the Board of Directors, the shares represented by the proxy will be voted in accordance with the specification made. Where an executed proxy has been received, but a choice is not so specified, the shares represented by the proxy will be voted to elect the director nominee and for proposal 2. In addition, the proxy confers discretionary authority to vote on any matter properly presented at the Annual Meeting which is not known to the Company as of the date of this Proxy Statement.

                                VOTING SECURITIES

     Stockholders of record on March 23, 2007 are entitled to vote at the Annual Meeting. Each holder of Common Stock is entitled to cast one vote for each share of Common Stock held on March 23, 2007. There were 9,504,780 shares of Common Stock issued and outstanding and entitled to vote at the close of business on March 23, 2007. Shares representing a majority of the shares issued, outstanding and entitled to be voted at the Annual Meeting, present in person or represented by proxy, will constitute a quorum to transact business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information known to the Company regarding the beneficial ownership of the Company's common stock as of March 23, 2007 by:
(i) each person known by the Company to own beneficially more than 5% of the Company's common stock; (ii) each director or nominee for director of the Company; (iii) each current executive officer of the Company named in the Summary Compensation Table; and (iv) all current directors and executive officers of the Company as a group. Except as otherwise indicated, each of the persons named in the table has sole voting power and sole dispositive power with respect to the shares set forth opposite such person's name and the address of the holder is One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518.

                                                                  SHARES
                                                               BENEFICIALLY   PERCENT OF
NAME OF BENEFICIAL OWNER                                           OWNED         CLASS
------------------------                                       ------------   ----------


COMMON STOCK
Bares Capital Management, Inc.(1)............................      486,296        5.12%
  221 West Sixth Street, Suite 1225
  Austin, TX 78701
Graham Y. Tanaka(2)..........................................      367,597        3.87%
Bart C. Shuldman(3)..........................................      293,299        3.09%
Charles A. Dill(4)...........................................      201,735        2.12%
Thomas R. Schwarz(5).........................................       95,725        1.01%
Steven A. DeMartino(6).......................................       85,000           *
Michael S. Kumpf(7)..........................................       69,824           *
Jon D. Berkley(8)............................................       57,999           *
James B. Stetson(9)..........................................       37,900           *
All current directors and executive officers as a group (10
  persons)(10)...............................................    1,243,878       13.09%


--------

     *  Less than 1% of the outstanding Common Stock.

    (1) Based on information provided in a Schedule 13G filed with the SEC on March 13, 2007 by Bares Capital Management, Inc. ("Bares Capital") and Brian T. Bares. Bares Capital is an investment adviser and Mr. Bares is the President of Bares Capital and beneficially owns a controlling percentage of its outstanding voting securities, and such parties have sole voting power and sole dispositive power over 486,296 shares of the Company's Common Stock.

    (2) Includes 63,750 shares subject to options exercisable within 60 days of March 23, 2007 granted under the Company's Non-Employee Directors' Stock Plan and 7,065 shares deemed beneficially owned by Mr. Tanaka that are directly owned by his children. Also includes 9,000 unvested shares of restricted stock of the Company.

    (3) Includes 1,500 shares owned by his spouse in an individual retirement account, 4,800 shares owned by his minor children and 3,750 shares owned by his mother. Also includes 31,000 unvested shares of restricted stock of the Company and 242,113 shares subject to options exercisable within 60 days of March 23, 2007 granted under the Company's 1996 Stock Plan and 2005 Equity Incentive Plan.

    (4) Includes 48,750 shares subject to options exercisable within 60 days of March 23, 2007 granted under the Company's Non-Employee Directors' Stock Plan. Also includes 9,000 unvested shares of restricted stock of the Company and 1,550 shares directly owned by his spouse.

    (5) Includes 63,750 shares subject to options exercisable within 60 days of March 23, 2007 granted under the Company's Non-Employee Directors' Stock Plan. Also includes 9,000 unvested shares of restricted stock of the Company, 1,500 shares deemed to be beneficially owned by Mr. Schwarz in his capacity as trustee of a trust for the benefit of his granddaughter, 1,500 shares beneficially owned by his daughter, as to which shares he disclaims beneficial ownership, and 3,975 shares owned by his spouse.

    (6) Includes 16,800 unvested shares of restricted stock of the Company and 45,000 shares subject to options exercisable within 60 days of March 23, 2007 granted under the Company's 1996 Stock Plan and 2005 Equity Incentive Plan.

    (7) Includes 15,000 unvested shares of restricted stock of the Company and 24,724 shares subject to options exercisable within 60 days of March 23, 2007 granted under the Company's 1996 Stock Plan and 2005 Equity Incentive Plan.

    (8) Includes 2,800 shares owned by his mother, 2,800 shares owned by his father and 1,000 shares owned by his sister. Also includes 8,000 unvested shares of restricted stock of the Company and 32,000 shares subject to options exercisable within 60 days of March 23, 2007 granted under the Company's 1996 Stock Plan and 2005 Equity Incentive Plan.

    (9) Includes 11,000 unvested shares of restricted stock of the Company and 17,400 shares subject to options exercisable within 60 days of March 23, 2007 granted under the Company's 1996 Stock Plan and 2005 Equity Incentive Plan.

   (10) Includes 129,800 unvested shares of restricted stock of the Company and 544,786 shares subject to options exercisable within 60 days of March 23, 2007 granted under the Company's 1996 Stock Plan, 2005 Equity Incentive Plan and Non-Employee Directors' Stock Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons who beneficially own more than 10% of the Company's common stock to file with the SEC and the Nasdaq Stock Market reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company and to furnish the Company with copies of all such reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, or written representations that no other reports were required to be filed by those persons, the Company believes that, during the fiscal year ended December 31, 2006, all such reports were timely filed.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company maintains policies that relate to the identification, review and approval of related party transactions. As part of a review of possible related person transactions, the Company annually distributes and collects questionnaires that solicit information about any direct or indirect transactions with the Company from each of our directors and officers.

     Our Standards of Business Conduct require all directors, officers and employees to avoid any situation that involves an actual or apparent conflict of interest in personal and professional relationships or with their duty to, or with any interest of, the Company. Under the Standards of Business Conduct, situations that involve, or may reasonably be inferred to involve, a conflict between a director, officer or employee's personal interests and the interests of the Company should be disclosed to the Chair of the Audit Committee. No related party transaction shall be approved or ratified if such transaction is contrary to the best interests of the Company.

     From January 1, 2006 to the date of this proxy statement, there have not been any transactions of the type described in Item 404 of Regulation S-K, and currently no such transactions are proposed.

                              CORPORATE GOVERNANCE

     The Company strives to maintain corporate governance practices that benefit the long-term interests of the Company's stockholders by clearly outlining the Company's duties and responsibilities, providing a framework for active and fruitful discussions among the members of the Board of Directors and between the Board and management, and avoiding conflicts of interest and other legal and ethical problems. Accordingly, the Company's corporate governance practices are designed not only to satisfy regulatory requirements, but also to provide for effective management of the Company.

     Information on the Company's corporate governance practices is available to the public under "Corporate Governance" on the Company's website at www.transact-tech.com. The information on the website includes the Company's Corporate Governance Principles, the charters of each of the Company's Committees, and the Company's Standards of Business Conduct, which includes a code of ethics applicable to the officers responsible for financial reporting, the Chief Executive Officer, Chief Financial Officer and Controller. The Company encourages its directors to attend all Board meetings as well as the Annual Meeting. All of the directors attended the Company's 2006 Annual Meeting, except for Mr. Schwarz who was absent due to illness. Each director attended at least 90% of the Company's Board meetings held in 2006 and at least 80% of applicable Committee meetings.

BOARD SIZE

     The Corporate Governance Principles provide that the Board should generally have between four and ten members. In establishing the appropriate number of directors, the Board and the Compensation and Corporate Governance Committee consider (i) resignations and retirements from the current Board, (ii) the availability of appropriate, qualified candidates, and (iii) the goal of assuring that the Board is small enough to facilitate active discussions and decision-making while, at the same time, is large enough to provide an appropriate mix of continuity, experience, skills and diversity so that the Board and its Committees can effectively perform their responsibilities.

CRITERIA FOR MEMBERSHIP ON THE BOARD

     The Board and its Nominating Committee consider a number of different factors in selecting nominees for director. Some of these factors, such as integrity, are applied uniformly to all prospective candidates. Others, such as specific industry experience, may be adopted on a case by case basis by the Board and the Nominating Committee based on the Company's business needs at the time a nomination is under consideration. The Nominating Committee and the Board of Directors apply the same criteria to each candidate for the Board, regardless of whether the candidate is proposed by a stockholder or some other source. Specific criteria considered by the Nominating Committee and the Board include:

     Independence. The Board of Directors, in its Corporate Governance Principles and Committee charters, has established a policy that a substantial majority of the directors be "independent" members of the Board. The Nominating Committee and the Board consider the independence of each prospective director before election and further consider the independence of all continuing directors on at least an annual basis. The Board has determined that Messrs. Dill, Schwarz and Tanaka are independent in accordance with the Company's criteria and Mr. Shuldman, the Company's Chief Executive Officer, is not independent. The Board applies the following criteria in determining independence, which criteria are derived from Nasdaq's listing standards as well as certain additional requirements that are imposed on certain Committee members under the rules and regulations of the Securities and Exchange Commission and the Internal Revenue Service:

     - Independent Judgment. The director must not have any relationship with the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board considers all relevant facts and circumstances, including commercial, charitable and familial relationships that might have an impact on the director's judgment.

     - Employment. The director must not have been an employee of the Company or any parent or subsidiary of the Company at any time during the past three years. In addition, a member of the director's immediate family (including the director's spouse, parents, stepparents, children, stepchildren, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law and anyone who resides in the director's home other than a tenant or employee) must not have been an executive officer of the Company during the past three years.

     - Other Payments. Neither the director nor a member of his or her immediate family member may have received compensation of more than $100,000 per year from the Company during any period of twelve consecutive months during the past three years, except for director fees, payments arising solely from investments in the Company's securities, benefits under certain Company plans and non-discretionary compensation, certain permitted loans and compensation paid to a family member who is not an executive officer of the Company.

     - Auditor Affiliation. Neither the director nor a member of his or her immediate family may be a current partner of the Company's independent auditors or have been a partner or employee of the Company's independent auditors who worked on the Company's audit at any time during the past three years.

     - Interlocking Directorships. Neither the director nor any member of his or her immediate family may be employed as an executive officer by another entity where, at any time during the past three years, any of the Company's executive officers served on the compensation committee.

     - Transactions. Neither the director nor any member of his or her immediate family may be a partner in, or a controlling stockholder or executive officer of, any organization that, during the current or any one of the past three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $200,000 or 5% of the recipient's annual consolidated gross revenues for such year (excluding payments arising solely from investments in the Company's securities or paid under a non-discretionary charitable matching program).

     - Additional Standards for Audit Committee Members. Any director who serves on the Board's Audit Committee may not, directly or indirectly, have received any consulting, advisory or other compensatory fee from the Company (other than certain retirement benefits and deferred compensation) or be an affiliate of the Company (except as a director, but including by way of stock ownership). In addition, no such director may have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

     Overall Board Composition. The Board of Directors believes it is important to consider the professional skills and background, experience in relevant industries, age and diversity of its directors in light of the Company's current and future business needs.

     Personal Qualities. Each director must possess certain personal qualities, including integrity, judgment and business acumen. In addition, each director must be no older than 75 years of age at the time of nomination or renomination.

     Commitments. Each director must have the time and ability to make a constructive contribution to the Board. While the Board does not believe it is appropriate to establish a single standard regarding the number of other boards on which a director may sit, this is a factor that may be considered in reviewing a candidate's suitability.

     Additional Criteria for Incumbent Directors. During their terms, all incumbent directors on the Company's Board are expected to have regular attendance at Board and Committee meetings; to stay informed about the Company and its business; to participate in discussions of the Board and its Committees; to take an interest in the Company's business and provide advice and counsel to the Company's Chief Executive Officer; and to comply with the Company's Corporate Governance Principles and other applicable policies.

     Regulatory Requirements. The Board must have directors who meet the criteria established from time to time by The Nasdaq Global Market, the Securities and Exchange Commission, the Internal Revenue Service and other applicable regulatory entities for service on the Board and its Committees.

DIRECTOR NOMINATION PROCESS

     Under its charter, the Nominating Committee is responsible for identifying, reviewing and recommending individuals to the Board for nomination or election as directors. This typically involves the following steps:

     - Specific Criteria. The Nominating Committee and the Board review the overall composition of the Board in light of the Company's current and expected business needs and, as a result of such assessments, may establish specific qualifications that the Committee will seek in Board candidates.

     - Identifying New Candidates. The Committee may seek to identify new candidates for the Board (i) who possess the desired qualifications, and
       (ii) who satisfy the other requirements for Board service. In identifying new director candidates, the Committee may seek advice and names of candidates from Committee members, other members of the Board, members of management, and other public and private sources. The Committee may also, but need not, retain a search firm in order to assist it in these efforts.

     - Reviewing New Candidates. The Committee reviews the potential new director candidates identified through this process. This involves reviewing the candidates' qualifications and conducting an appropriate background investigation. The Committee may also select certain candidates to be interviewed by one or more Committee members.

     - Reviewing Incumbent Candidates. On an annual basis, the Committee also reviews incumbent candidates for renomination to the Board. This review involves an analysis of the criteria described above that apply to incumbent directors.

     - Recommending Candidates. The Nominating Committee recommends a slate of candidates for the Board of Directors to submit for approval to the stockholders at the Annual Meeting. This slate of candidates may include both incumbent and new nominees. In addition, apart from this annual process, the Committee may, in accordance with the Corporate Governance Principles, recommend that the Board elect new members of the Board who will serve until the next annual stockholders meeting. At the time of making any recommendation to the Board, the Committee reports on the criteria that were applied in making the recommendation and its findings concerning each candidate's qualifications.

     - Stockholder Nominations Submitted to the Committee. Stockholders may also submit names of director candidates, including their own, to the Nominating Committee for its consideration. The process for stockholders to use in submitting suggestions to the Nominating Committee is set forth below at "Procedures for Submitting Director Nominations and Recommendations." Candidates who are nominated for the Board of Directors by shareholders are evaluated in the same manner as recommendations received from other sources.

BOARD MEETINGS AND EXECUTIVE SESSIONS

     The Board of Directors not only holds regular quarterly meetings, but also holds at least one special-purpose meeting each year to review the Company's strategy, to approve its annual business plan and annual budget, and to act on matters relating to the Company's Annual Meeting and filings with the Securities and Exchange Commission. In 2006, the Board of Directors held twelve meetings.

     Non-employee directors meet by themselves in executive sessions, without management or employee directors present, at most regularly scheduled Board meetings. In addition, the non-employee directors and independent directors may convene additional executive sessions at any time.

     These executive sessions are led by the Chair of the committee that is responsible for the subject matter at issue (e.g., the Audit Committee Chair would lead a discussion of audit-related matters). When it is not clear which committee has specific responsibility for the subject matter, the Chair of the Compensation and Corporate Governance Committee presides.

COMMITTEES OF THE BOARD

     The Board has four standing committees: the Audit Committee, the Compensation and Corporate Governance Committee, the Nominating Committee and the Executive Committee.

     Each Committee is composed entirely of independent directors and operates under a written charter. The Chair of each Committee is selected by the Board. Each Committee, except the Executive Committee, holds regular executive sessions at which only Committee members are present. Each Committee is authorized to retain its own outside counsel and other advisors as it desires.

     Charters for the Audit Committee, the Compensation and Corporate Governance Committee, and the Nominating Committee are available on the Company's website, www.transact-tech.com, but a brief summary of the committees' responsibilities follows:

     Audit Committee. The Audit Committee is responsible for assisting the Board in fulfilling its responsibilities to oversee the quality and integrity of the Company's financial statements and accounting practices, the Company's compliance with legal and regulatory requirements, the independent auditor's qualifications and independence, and the performance of the Company's independent registered public accounting firm and internal audit function. It is comprised of Messrs. Charles A. Dill, Thomas R. Schwarz and Graham Y. Tanaka, with Mr. Dill serving as Chair. The Board has determined that each member of the Audit Committee is an independent director and meets the financial literacy requirements of The Nasdaq Global Market to serve on the Committee. In addition, the Board has determined that Mr. Dill is an "audit committee financial expert" as defined under the rules of the Securities and

Exchange Commission. The Audit Committee operates under a written charter, which was revised in March 2004 and is posted on the Company's website. The Audit Committee met five times during 2006.

     Nominating Committee. The Nominating Committee is responsible for assisting the Board in carrying out its responsibilities relating to the composition of the Board, including identifying, reviewing and recommending candidates to the Board for nomination or election as directors. It is comprised of Messrs. Charles A. Dill, Thomas R. Schwarz and Graham Y. Tanaka, with Mr. Tanaka serving as Chair. The Nominating Committee operates under a written charter, which was adopted in March 2004 and is posted on the Company's website. The Nominating Committee met two times during 2006.

     Compensation and Corporate Governance Committee. The Compensation and Corporate Governance Committee is responsible for assisting the Board in carrying out its responsibilities relating to executive compensation, the Company's corporate governance practices, CEO performance review and succession planning, director compensation, Board and Committee performance evaluation and stockholder communication matters. It is comprised of Messrs. Charles A. Dill, Thomas R. Schwarz and Graham Y. Tanaka, with Mr. Schwarz serving as Chair. The Compensation and Corporate Governance Committee operates under a written charter, which was adopted in March 2004 and is posted on the Company's website. The Compensation and Corporate Governance Committee met six times during 2006.

     Executive Committee. The Executive Committee meets between scheduled meetings of the Board of Directors and has the power and authority of the Board, except as limited by the Company's By-Laws. It is comprised of Messrs. Charles
A. Dill, Thomas R. Schwarz and Graham Y. Tanaka. The Executive Committee did not meet during 2006.

BOARD AND COMMITTEE PERFORMANCE EVALUATIONS

     The Board of Directors conducts annual evaluations of its composition, responsibilities, structure, processes and effectiveness. Each Committee of the Board conducts a similar evaluation with respect to such Committee. These evaluations are conducted under the auspices of the Compensation and Corporate Governance Committee.

STANDARDS OF BUSINESS CONDUCT

     In order to help assure the highest levels of business ethics at the Company, the Board of Directors has approved and the Company has adopted Standards of Business Conduct (the "Standards"), which apply to the Company's directors, officers and employees. The Standards provide an overview of the Company's policies related to employee conduct in the workplace, regulatory compliance and investigations; the Company's relationships with its customers, vendors, competitors and the public; insider trading; conflicts of interest; lobbying; political activities and contributions; accuracy of books, records and financial statements; confidentiality; and the protection of all who come forward to report suspected violations of the Standards. In addition, the Standards act as a code of ethics promoting honest and ethical conduct on the part of the Company's officers who are responsible for financial reporting, including the Chief Executive Officer, Chief Financial Officer and Controller. The Standards mandate that these officers avoid conflicts of interest and disclose any relationship that could give rise to a conflict, protect the confidentiality of non-public information about the Company, work to achieve responsible use of the Company's assets and resources, comply with all applicable governmental rules and regulations, and promptly report any possible violation of the Standards. The Standards require these individuals to promote full, fair, understandable and accurate disclosure in the Company's publicly filed reports and other public communications. It sets forth standards for accounting practices and maintenance of records. Individuals who fail to observe the terms of the Standards may face disciplinary action, including possible employment termination.

                                   PROPOSAL 1:

                              ELECTION OF DIRECTORS

     The Board of Directors currently consists of four directors and is divided into three classes. Each class of directors is elected by the holders of the Company's Common Stock to serve a staggered three-year term.

     At the Annual Meeting, one person is to be elected to hold office as a director until the 2010 Annual Meeting of Stockholders or until a successor is duly elected and qualified. In the absence of instructions to the contrary, the persons named in the accompanying proxy will vote such proxy "FOR" the election of the nominee named below. Should the nominee become unavailable, which is not anticipated, votes pursuant to the proxy will be cast for a substitute candidate as may be designated by the Board of Directors, or in the absence of such designation, in such other manner as the Board may in their discretion determine. Alternatively, in such a situation, the Board of Directors may take action to fix the number of directors for the ensuing year at the number of nominees and incumbent directors who are then able to serve.

DIRECTOR INDEPENDENCE AND QUALIFICATIONS

     The Board of Directors has determined that all of the directors or nominees, except for Mr. Shuldman, are "independent" within the criteria established under the Company's Corporate Governance Principles. See "Corporate Governance -- Criteria for Membership on the Board." In addition, the Board has determined that each member of the Audit Committee is financially literate and each director or nominee possesses the high level of skill, experience, reputation and commitment that is mandated by the Board.

INFORMATION CONCERNING NOMINEE FOR RE-ELECTION AS DIRECTOR WHOSE TERM WILL EXPIRE AT THE 2010 ANNUAL MEETING

     Graham Y. Tanaka, 59, has been a director of the Company since its formation in June 1996. Mr. Tanaka has been President of Tanaka Capital Management, Inc., an investment management firm, since 1986. He is a director of Tanaka Funds, Inc. and Tanaka Capital Management, Inc.

                                  VOTE REQUIRED

     The election of Graham Y. Tanaka as director of the Company requires affirmative votes of the holders of a plurality of the votes of the Company's Common Stock present in person or represented by proxy and entitled to vote. Abstentions by holders of such shares and broker non-votes will have no effect on the election of directors, but will be included in determining the presence of a quorum at the Annual Meeting.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE ELECTION OF GRAHAM Y. TANAKA AS DIRECTOR OF THE COMPANY.

INFORMATION CONCERNING DIRECTORS WHOSE TERMS WILL EXPIRE AT THE 2008 ANNUAL MEETING

     Thomas R. Schwarz, 70, has been a director of the Company since its formation in June 1996 and was Chairman of the Board from June 1996 to February 2001. Mr. Schwarz was Chairman and Chief Executive Officer of Grossman's Inc., a retailer of building materials, from 1990 until his retirement in 1994. From 1980 to 1990, he was President, Chief Operating Officer and a director of Dunkin' Donuts Incorporated, a food service company. Mr. Schwarz is a director of Tanaka Growth Fund and another privately held company.

     Bart C. Shuldman, 50, has been Chief Executive Officer, President and a director of the Company since its formation in June 1996 and has been Chairman of the Board since February 2001. Previously, Mr. Shuldman was Vice President of Sales and Marketing of Magnetec Corporation, a former subsidiary of Tridex, from April 1993 to August 1993, and served as President of Magnetec, and later the combined operations of Magnetec and Ithaca Peripherals Incorporated, another former Tridex subsidiary, from August 1993 to June 1996.

INFORMATION CONCERNING DIRECTOR WHOSE TERM WILL EXPIRE AT THE 2009 ANNUAL
MEETING

     Charles A. Dill, 67, has been a director of the Company since its formation in June 1996. From 2004 to the present, Mr. Dill has served as a General Partner of Two Rivers Advisors, a private equity investment firm. Mr. Dill was a General Partner of Gateway Associates, a venture capital firm, from 1996 to 2004. Mr. Dill currently serves as a director of Zoltek Companies, Inc. and Stifel Financial Corp., as well as several other privately held companies.

                                   PROPOSAL 2:

  RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S
             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007

     The Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the financial statements of the Company for the 2007 fiscal year. This selection is being presented to the stockholders for ratification at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since the Company's formation.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

                                  VOTE REQUIRED

     The ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2007 requires the affirmative vote of a majority of the votes of the Common Stock present in person or represented by proxy and entitled to vote. In the absence of instructions to the contrary, the persons named in the accompanying proxy will vote such proxy "FOR" the ratification of PricewaterhouseCoopers LLP. Abstentions by holders of such shares with respect to voting on this matter will have the effect of a negative vote; broker non-votes with respect to voting on this matter will have no effect on the outcome of the vote. In the event stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007.

               POLICY REGARDING PRE-APPROVAL OF SERVICES PROVIDED
              BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee has established a policy requiring its pre-approval of all audit services and permissible non-audit services provided by the independent registered public accounting firm, along with the associated fees for those services. The Policy provides for the annual pre-approval of specific types of services pursuant to policies and procedures adopted by the Audit Committee, and gives detailed guidance to management as to the specific services that are eligible for such annual pre-approval. The Policy requires the specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether the provision of a non-audit service is consistent with the Securities and Exchange Commission's rules on auditor independence, including whether provision of the service (i) would create a mutual or conflicting interest between the independent registered public accounting firm and the Company, (ii) would place the independent registered public accounting firm in the position of auditing its own work, (iii) would result in the independent registered public accounting firm acting in the role of management or as an employee of the Company, or (iv) would place the independent registered public accounting firm in a position of acting as an advocate for the Company. In addition, the Audit Committee considers whether the independent registered public accounting firm is best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent registered public accounting firm's familiarity with the Company's business, personnel, systems or risk profile and whether provision of the service by the independent registered public accounting firm would enhance the Company's ability to manage or control risk or improve audit quality or would otherwise be beneficial to the Company.

     The Audit Committee may delegate to one of its members the authority to address certain requests for pre-approval of services between meetings of the Committee, and such Committee member is required to report his or her pre-approval decisions to the Committee at its next regular meeting. The Policy is designed to ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to management of the Company. The Audit Committee monitors compliance by management with the pre-approval policy by requiring management, pursuant to the Policy, to report to the Audit Committee on a regular basis regarding the pre-approved services rendered by the independent registered public accounting firm.

        INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S SERVICES AND FEES

     The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. Accordingly, the Audit Committee has appointed PricewaterhouseCoopers LLP to perform audit and other services for the Company. In addition, the Audit Committee has procedures in place for the pre-approval by the Audit Committee of all services provided by PricewaterhouseCoopers LLP. These pre-approval procedures, as amended, are described below under "Policy Regarding Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm."

     The aggregate fees billed by PricewaterhouseCoopers LLP to the Company for the years ended December 31, 2006 and 2005 are as follows:


                                                                 2006       2005
                                                               --------   --------


Audit Fees(1)................................................  $435,034   $468,234
Audit-Related Fees(2)........................................    37,000     35,000
Tax Fees(3)..................................................    53,068     56,210
All Other Fees(4)............................................     1,515      1,515
                                                               --------   --------
Total Fees for Services Provided.............................  $526,617   $560,959
                                                               ========   ========



--------

   (1) Audit Fees consist of fees related to: (i) the annual audit of the Company's financial statements and of internal controls, (ii) reviews of the Company's quarterly financial statements, (iii) statutorily required audits for the Company's UK subsidiary and (iv) the review of registration statements, periodic reports and other reports filed with the SEC.

   (2) Audit-Related Fees consist of fees incurred for consultations regarding accounting and financial reporting standards and acquisition due diligence work.

   (3) Tax Fees include fees incurred for tax planning and advice, preparation of domestic and foreign tax returns, and review of tax accruals.

   (4) All Other Fees include software license fees for the use of a web-based accounting research tool.

     The Audit Committee has considered whether the provision of the above services, other than Audit Fees, is compatible with maintaining the auditors' independence and has determined that, in its opinion, they are compatible. All of the above services during the year ended December 31, 2006, other than those covered by Audit Fees, were either approved by the Audit Committee or were performed pursuant to pre-approval policies and procedures.

AUDIT COMMITTEE REPORT

     Under its charter, the Audit Committee is responsible for assisting the Board in fulfilling its responsibilities to oversee the internal control over financial reporting and quality and integrity of the Company's financial statements and accounting practices, the Company's compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, and the performance of the Company's independent registered public accounting firm and internal audit function.

     Management is responsible for preparing complete and accurate consolidated financial statements in accordance with generally accepted accounting principals. The independent registered public accounting firm is responsible for performing independent audits of the Company's consolidated financial statements and for issuing reports about those financial statements. The Audit Committee meets with the independent registered public accounting firm, the Chief Executive Officer and the senior management of the Company to review the scope and the results of the annual audit, the amount of audit fees, the Company's system of internal accounting controls over financial reporting, the financial statements contained in the Company's Annual Report to Stockholders and other related matters. Separate meetings are held with the independent registered public accounting firm and management.

     In connection with its duties, the Audit Committee has taken the following actions:

     - It has reviewed and discussed the audited financial statements, as well as the assessment of internal controls over financial reporting, with management.

     - It has discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the financial statements in accordance with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended.

     - It has received from the independent registered public accounting firm the written disclosures describing any relationships between the independent registered public accounting firm and the Company and the letter confirming their independence required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with the independent registered public accounting firm matters relating to their independence.

     - Based on its review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the year ended December 31, 2006 be included in the Company's Annual Report on Form 10-K for filing with the SEC.

                                        AUDIT COMMITTEE

                                        Charles A. Dill, Chairman
                                        Thomas R. Schwarz
                                        Graham Y. Tanaka

                             EXECUTIVE COMPENSATION

                      COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

     This Compensation Discussion and Analysis describes the philosophy, approach, and elements used by us and the Compensation and Corporate Governance Committee (the "Compensation Committee") of our Board of Directors, which is composed entirely of independent directors of the Company, to define, manage, and review compensation paid to our executives. Our philosophy and approach to executive compensation apply to all executive officers of the Company, including those executives designated as named executive officers.

     Our Compensation Committee provides oversight for the hiring and termination of all executive officers of the Company, the design and management of the executive compensation programs, and our philosophy and programs for all employee compensation and benefit programs worldwide. The Compensation Committee also approves the issuance of all equity awards to employees, including executive officers, of the Company and its subsidiaries. The Committee maintains a written charter statement (the "Compensation Committee Charter") that is formally reviewed by the Compensation Committee on an annual basis. The Compensation Committee Charter is available on our Internet website at www.transact-tech.com under the Investor Relations tab.

PHILOSOPHY AND OBJECTIVES OF THE COMPENSATION PROGRAM

     Our Compensation Committee's philosophy is that our executive compensation program is to be based on our performance and be competitive with other similar-sized companies in similar industries. The primary objectives of our compensation program are to:

     - Attract, engage, retain, and reward executive officers;

     - Motivate employees and encourage individual initiative and effort;

     - Help to achieve key business objectives and attain Company goals; and

     - Align executives' interests closely with those of the Company and its shareholders.

     Our executive compensation program principally includes base salary, incentive cash performance bonus and equity incentive awards. The Compensation Committee believes that each element of the total compensation program helps to ensure that the efforts of our executive officers support the creation of stockholder value, whether through focusing on short-term and long-term performance goals, promoting an ownership mentality or linking individual performance to the Company's overall performance.

     The elements of our executive compensation program are periodically analyzed using current publicly available market data, contemporary market trends and other information from established compensation and benefit surveys. In addition, in 2006 the Compensation Committee engaged an independent compensation consultant, Towers Perrin, to examine the total compensation package for the Company's Chief Executive Officer, Chief Financial Officer and Executive Vice President, Engineering. The survey data used for the analysis included (1) comparable high technology companies, (2) companies in our industry of similar size in terms of revenue and market capitalization, (3) companies in our geographic area and (4) companies which are otherwise relevant. The Compensation Committee also reviewed other compensation surveys including the National Executive Compensation Survey, among others, to supplement the findings from the Towers Perrin study. These studies were one factor in evaluating the current total compensation of the Chief Executive Officer, Chief Financial Officer and the Executive Vice President, Engineering.

     Although we regularly use salary surveys and occasionally use compensation consultants to analyze elements of our compensation program, we do not believe that it is appropriate to establish compensation levels based solely on the use of such surveys. We rely upon our judgment in making compensation decisions, after reviewing the financial performance of the Company and carefully evaluating an executive officer's performance during the year against established goals, leadership qualities, operational performance, business responsibilities, number of years of experience in the industry and/or with the Company, current compensation arrangements and long-term potential to enhance shareholder value. While competitive market compensation paid by other companies is one of the many factors that we consider in assessing the reasonableness of compensation, we do not attempt to maintain a certain target percentile within a peer group or otherwise rely on those data to solely determine executive officer compensation. Instead, we incorporate flexibility into our compensation program and in the assessment process to respond to and adjust for the evolving business environment. We strive to achieve an appropriate mix between cash payments and equity incentive awards to meet our objectives. Any apportionment goal is not applied rigidly and does not control our compensation decisions. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity awards. We believe one of the most important indicators of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance.

     The Compensation Committee, on occasion, meets with the Chief Executive Officer and Chief Financial Officer to obtain recommendations with respect to the Company's compensation programs, practices and packages for executive officers, senior managers and other employees. Our Chief Executive Officer and Chief Financial Officer, with the assistance and support of the human resources department, provide recommendations regarding the design of the Company's compensation program to the Compensation Committee. The Compensation Committee considers, but is not bound to accept, management's recommendations with respect to executive compensation.

ELEMENTS OF THE COMPANY'S COMPENSATION PLAN

     The principal elements of the Company's compensation program are base salary, incentive cash bonus and equity incentive awards.

     Base Salary: In general, base salaries for employees, including executive officers, are established based on the scope of their responsibilities, individual contribution, prior experience, sustained performance, external market data and anticipated level of difficulty of replacing the employee with someone of comparable experience and skill. Base salary for each executive is reviewed on an annual basis as part of our companywide merit review process. The amount of any merit increase to an executive's base salary is determined based on a combination of the current position of the executive's pay against market data and the executive's performance and results during the past year. Our Chief Executive Officer is responsible for assessing the performance of each executive reporting to him. Our Compensation Committee assesses the performance of our Chief Executive Officer.

     Incentive Cash Bonus: We maintain an incentive cash compensation plan for all executive officers, except for those who receive sales commissions. Our incentive cash compensation awards under the plan emphasize pay-for-performance by providing our executives with the opportunity to receive performance bonuses only upon the attainment of certain annual financial objectives, as well as individual performance objectives. The incentive cash bonus is designed to be a significant portion of executive compensation in order to create and maintain a significant incentive for our executives to achieve or exceed our strategic and annual financial objectives.

     To ensure alignment of compensation with our business objectives and performance, our Chief Executive Officer and other executive officers establish specific performance objectives/metrics and goals at the corporate, department and individual levels each fiscal year. Our performance objectives (as used for incentive cash bonus) are reviewed and approved by our Compensation Committee. The objectives and goals are quantifiable and aligned with our strategic and annual business plans. Our corporate objectives and strategic plans and progress towards these objectives are regularly reviewed by our Board of Directors and Compensation Committee. For 2006, our corporate performance metric consisted of a target level of diluted earnings per share.

     Our executive officers, except for those that receive sales commissions, participate in the incentive cash bonus plan. Bonuses are paid under the incentive cash bonus program only if the Company meets specified performance objectives. The incentive cash bonus that any particular executive is eligible to earn is established as a percentage of the individual's base salary ("Target Bonus"). If we reach our target performance objective, which in 2006 was based on a level of diluted earnings per share, bonuses are paid at 100% of the Target Bonus amount. If we under-achieve or over-achieve our target performance objective, the Target Bonus is adjusted accordingly on a sliding scale. For 2006, the estimated bonus payout upon reaching the minimum threshold was 25% of Target Bonus and the estimated maximum bonus payout was 150% of Target Bonus. In addition, if performance objectives are achieved, the actual bonus amount payable to an executive could be modified based on an evaluation of the executive's individual performance. The Compensation Committee sets the target diluted earnings per share amount at a level which it believes is challenging, yet achievable by the Company. The maximum bonus payout requires very high levels of both individual and Company performance, which the Compensation Committee believes are possible but extremely difficult to meet.

     Equity Incentive Awards: The goal of our equity-based incentive awards is to align the interests of our executives with our shareholders and to provide executives with an incentive to manage the Company from the perspective of an owner with an equity stake in the business. We believe that our long-term performance is improved by encouraging ownership by our executives through the use of stock-based grants. Because vesting of our stock awards is based on continued employment, our equity-based incentives also facilitate the retention of executives through the term of the awards. Generally, we believe that stock options are the most effective tool for meeting our compensation goal of increasing long-term shareholder value by tying the value of stock options to our future performance -- i.e. executives are able to profit from stock options only if our stock price increases in value over the stock option's exercise price.

     Grants of stock options are typically approved by the Compensation Committee at its regularly scheduled meeting on or about March 1. While the majority of stock option awards to our employees have been made under our annual grant program, the Compensation Committee may make stock option awards to employees at other times, including at the time of hire of an employee, promotion of an employee, to reward an employee, for retention purposes or for other circumstances as recommended by the Chief Executive Officer or the Compensation Committee. In determining the size of the long-term equity incentives to be awarded to employees, we take into consideration a number of factors including but not limited to relative job scope, individual performance level, prior contributions to the Company, the need to retain the employee, the size of prior grants and competitive market data. Based upon these factors, the Compensation Committee determines the size of the equity incentives at levels it considers appropriate to create meaningful opportunity for reward predicated on the creation of long-term shareholder value.

     The exercise price of options granted is set at the closing price of our common stock on the date of grant. Grants of options generally vest in equal annual installments over a three- to five-year period and have a ten-year term.

2006 EXECUTIVE COMPENSATION

     The specific compensation decisions made for each of our executive officers for 2006 reflect the performance of the Company against key financial and operational measurements, as well as performance against individual objectives.

     Base Salary: In determining the base salary of the Named Executive Officers, the Compensation Committee evaluated the overall performance of the Company and the individual's contributions to that performance, as well as the performance of the sales unit or function that each leads when relevant. Based on this evaluation, the Compensation Committee increased the base salaries of Mr. Shuldman, Mr. DeMartino and Mr. Kumpf by 5% in March 2006 to $425,900, $196,560 and $178,400, respectively. In addition, in 2006 the Compensation Committee retained an independent compensation consultant, Towers Perrin, to ensure that compensation for Mr. Shuldman, Mr. DeMartino and Mr. Kumpf were competitive. Under the direction of the Compensation Committee, Towers Perrin provided a competitive analysis of total compensation including base salary, incentive cash bonus, long-term equity compensation and certain employee benefits. Based on this analysis, the Compensation Committee concluded that Mr. DeMartino's base salary should be increased to $230,000 effective October 2006 and Mr. Kumpf's salary should be increased at the time of the companywide annual merit increase in March 2007.

     In March 2007, the Compensation Committee conducted an annual review and evaluation of the compensation levels of Mr. Shuldman, Mr. DeMartino and Mr. Kumpf, including taking into consideration the recently completed compensation study prepared by Towers Perrin. The Compensation Committee concluded that Mr. Shuldman's base salary level was competitive, and accordingly, no increase in base salary was warranted. In addition, Mr. Kumpf's base salary was increased by 12% to $200,000 and Mr. DeMartino's base salary was increased by 3% to $236,900.

     Incentive Cash Bonus: During 2006, the Company achieved its diluted earnings per share performance objective as reviewed and approved by the Compensation Committee at the beginning of 2006. Therefore, for 2006, the cash bonus payout for all eligible employees, including executives, was 100% of the annual target amount. However, the actual cash bonus payouts for executives in 2006 represented only 75% of each executive's full target bonus, as each executive exchanged 25% of their target cash bonus in 2006 for an additional grant of stock options in January 2006. For 2006, Mr. Shuldman, Mr. DeMartino and Mr. Kumpf were paid an incentive cash bonus of $191,646, $86,250 and $46,829, respectively. These amounts are shown in the "Summary Compensation Table" below under the column "Non-Equity Incentive Plan Compensation." These bonuses were calculated as a percentage of each executive's base salary in effect as of March 2006, except for Mr. DeMartino whose cash incentive bonus was based on his salary in effect as of October 2006. Mr. Berkley and Mr. Stetson were not eligible to participate in the cash incentive program as they earned commission based on annual sales from their respective sales unit, as well as a cash bonus based on the attainment of certain individual objectives.

     Equity Incentive Awards: With regard to equity incentive compensation, during 2006 two equity incentive awards were granted to the executives. In January 2006, the Compensation Committee awarded a grant to Mr. Shuldman, Mr. DeMartino, Mr. Kumpf, Mr. Berkley and Mr. Stetson of stock options to purchase 12,500, 10,000, 7,500, 5,000 and 5,000 shares, respectively. This grant was a special grant of options to executives in exchange for a 25% reduction in each executive's target cash incentive bonus for 2006. In addition, in March 2006, the Compensation Committee awarded a second grant to Mr. Shuldman, Mr. DeMartino, Mr. Kumpf, Mr. Berkley and Mr. Stetson of stock options to purchase 15,000, 10,000, 7,500, 5,000 and 5,000 shares, respectively. The vesting terms of both grants of stock options are outlined in the table entitled "Grants of Plan-Based Awards in 2006."

     In February 2007, the Compensation Committee awarded an annual grant to Mr. Shuldman, Mr. DeMartino, Mr. Kumpf, Mr. Berkley and Mr. Stetson of stock options to purchase 25,000, 15,000, 15,000, 7,500 and 7,500 shares, respectively. These stock options have an exercise price of $9.51 per share and vest 20% per year over five years.

TAX DEDUCTIBILITY OF COMPENSATION

     Limitations on the deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code of 1986, which generally limits a publicly held corporation's tax deduction for compensation paid to its Chief Executive Officer and next four most highly compensated executive officers to $1 million in any year. In addition, Section 162(m) specifically exempts certain performance-based compensation from the deduction limit. The levels of base salary, annual cash incentive bonus and equity compensation we generally pay to our executive officers do not exceed this limit. The intent of our Compensation Committee is to design compensation that will be deductible without limitation, where doing so will further the objectives of our executive compensation program. However, the Compensation Committee will take into consideration various other factors, together with Section 162(m) considerations, in making executive compensation decisions and could, in certain circumstances, approve and authorize compensation that is not fully tax deductible.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in TransAct's proxy statement for the 2007 Annual Meeting.

                                        COMPENSATION AND CORPORATE
                                        GOVERNANCE COMMITTEE

                                        Thomas R. Schwarz, Chairman
                                        Charles A. Dill
                                        Graham Y. Tanaka

                           SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation earned by the Company's Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated executive officers (the "Named Executive Officers") in 2006:


                                                                            NON-EQUITY
                                                         STOCK   OPTION      INCENTIVE
NAME AND PRINCIPAL                                       AWARDS  AWARDS        PLAN            ALL OTHER
POSITION                   YEAR  SALARY ($)  BONUS ($)   (3)($)  (4)($)  COMPENSATION ($)  COMPENSATION ($)  TOTAL ($)
------------------         ----  ----------  ---------  -------  ------  ----------------  ----------------  ---------


Bart C. Shuldman(1)......  2006    422,517         --   162,578  29,236       191,646(5)        34,231(6)     840,208
  Chairman, President and
  Chief Executive Officer
Steven A. DeMartino......  2006    203,360         --    73,466  21,222        86,250(5)        18,961(7)     403,259
  Executive Vice
  President,
  Chief Financial
  Officer,
  Treasurer and Secretary
Michael S. Kumpf.........  2006    176,983         --    54,244  15,923        46,829(5)        20,661(7)     314,640
  Executive Vice
  President,
  Engineering
Jon D. Berkley...........  2006    140,000    105,176(2) 19,761  10,617            --           12,442(8)     287,996
  Senior Vice President
  and
  Business Manager,
  Gaming and Lottery
James B. Stetson.........  2006    140,000     71,732(2) 44,354  10,617            --           14,312(7)     281,015
  Senior Vice President
  and Business Manager,
  TransAct Services Group


--------

   (1) Mr. Shuldman was a director of the Company in 2006, but he did not receive any compensation for those services other than what is contained in this table.

   (2) All of the bonuses paid to Mr. Berkley and Mr. Stetson represent commissions on sales by the Company.

   (3) All restricted stock awards were granted prior to January 1, 2006 under the Company's 1996 Stock Plan. There were no forfeitures of restricted stock awards by this group during the year. For information on the valuation assumptions with respect to these awards, refer to note 2 of the Company's financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC.

   (4) All stock option awards in 2006 were granted under the company's 2005 Equity Incentive Plan. The amounts shown here represent compensation expense incurred by us in 2006 in connection with those options, calculated in accordance with SFAS 123(R). For information on the valuation assumptions with respect to these awards, refer to note 2 of the Company's financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. Please see the "Outstanding Equity Awards at 2006 Fiscal Year-End" table for a description of option awards. There were no forfeitures of stock option awards by this group during the year.

   (5) For Mr. Shuldman, DeMartino and Kumpf, these amounts represents incentive cash bonuses earned in 2006 based on achievement of the Company's diluted earnings per share performance objective as reviewed and approved by the Compensation Committee at the beginning of 2006.

   (6) For Mr. Shuldman, this amount consists of an automobile allowance, Company contributions under the Company's 401(k) Plan, life insurance, disability insurance and tax return preparation fees.

   (7) For Mr. DeMartino, Kumpf and Stetson, these amounts consist of automobile allowances, Company contributions under the Company's 401(k) Plan, life insurance and disability insurance.

   (8) For Mr. Berkley, this amount consists of an automobile allowance and Company contributions under the Company's 401(k) Plan.

     Our compensation package for each Named Executive Officer consists of a combination of base salary, incentive cash bonus and equity compensation in the form of stock options and restricted stock awards. Messrs. Shuldman, DeMartino and Kumpf received cash bonus payments pursuant to the Company's non-equity incentive plan, while Messrs. Berkley and Stetson received cash bonus payments in the form of commissions earned on Company sales. In 2006, cash compensation in the form of base salary and cash bonus, including amounts paid pursuant to our non-equity incentive plan, represented between approximately 71% and 85% of the total compensation paid to each Named Executive Officer.

                       GRANT OF PLAN-BASED AWARDS IN 2006

     The following table sets forth information concerning the grant of plan-based awards to Named Executive Officers in 2006:


                                                                                  ALL OTHER
                                                                                    OPTION      EXERCISE
                                             ESTIMATED FUTURE PAYOUTS              AWARDS:       OR BASE     GRANT DATE
                                            UNDER NON-EQUITY INCENTIVE            NUMBER OF     PRICE OF   FAIR VALUE OF
                                                    PLAN AWARDS                   SECURITIES     OPTION      STOCK AND
                             GRANT   ----------------------------------------     UNDERLYING     AWARDS        OPTION
NAME                         DATE    THRESHOLD ($)   TARGET ($)   MAXIMUM ($)   OPTIONS(1)(#)    ($/SH)     AWARDS(2)($)
----                        ------   -------------   ----------   -----------   -------------   --------   -------------


Bart C. Shuldman.........   1/2/06           --             --           --         12,500        7.90         65,975
                            3/1/06           --             --           --         15,000        9.75         98,151
                            3/1/06       63,882        255,528      383,292             --          --             --
Steven A. DeMartino......   1/2/06           --             --           --         10,000        7.90         52,780
                            3/1/06           --             --           --         10,000        9.75         65,434
                            3/1/06       28,750        115,000      172,500             --          --             --
Michael S. Kumpf.........   1/2/06           --             --           --          7,500        7.90         39,585
                            3/1/06           --             --           --          7,500        9.75         49,076
                            3/1/06       15,610         62,438       93,657             --          --             --
Jon D. Berkley...........   1/2/06           --             --           --          5,000        7.90         26,390
                            3/1/06           --             --           --          5,000        9.75         32,717
James B. Stetson.........   1/2/06           --             --           --          5,000        7.90         26,390
                            3/1/06           --             --           --          5,000        9.75         32,717


--------

   (1) Each stock option award disclosed in the Grants of Plan-Based Awards in 2006 table was issued under our 2005 Equity Incentive Plan and was granted with an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined by the closing price of the stock on the date the option was granted. Subject to the terms of our 2005 Equity Incentive Plan and the option agreements issued in connection with these grants, each option award granted in 2006 to a Named Executive Officer vests at a rate of 20% per year over five years.

   (2) All stock option awards in 2006 were granted under the company's 2005 Equity Incentive Plan. The amounts shown represent the fair value of stock options granted in 2006 calculated in accordance with SFAS 123(R). For information on the valuation assumptions with respect to these awards, refer to note 2 of the Company's financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. Please see the "Outstanding Equity Awards at 2006 Fiscal Year-End" table for a description of option awards. There were no forfeitures of stock option awards by this group during the year.

                OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END

     The following table shows outstanding equity awards for the named executive officers as of December 31, 2006:


                                                                                                        STOCK AWARDS
                                                                                                  -----------------------
                                                           OPTION AWARDS                                         MARKET
                                   ------------------------------------------------------------                 VALUE OF
                                      NUMBER OF          NUMBER OF                                 NUMBER OF     SHARES
                                      SECURITIES         SECURITIES                                SHARES OR    OR UNITS
                                      UNDERLYING         UNDERLYING                                UNITS OF     OF STOCK
                                     UNEXERCISED        UNEXERCISED        OPTION      OPTION     STOCK THAT    THAT HAVE
                          GRANT        OPTIONS            OPTIONS         EXERCISE   EXPIRATION    HAVE NOT    NOT VESTED
NAME                      DATE     (# EXERCISABLE)   (# UNEXERCISABLE)   PRICE ($)      DATE      VESTED (#)     (1)($)
----                    --------   ---------------   -----------------   ---------   ----------   ----------   ----------


Bart C. Shuldman......   8/24/99         7,500                 --           4.17       8/24/09          --            --
                         2/26/01        60,363                 --           3.42       2/26/11          --            --
                         5/17/02       168,750                 --           3.77       5/17/12          --            --
                          1/2/04            --                 --             --            --      22,500       186,750
                         3/25/05            --                 --             --            --      16,000       132,800
                          1/2/06            --             12,500           7.90        1/2/16          --            --
                          3/1/06            --             15,000           9.75        3/1/16          --            --
Steven A. DeMartino...   2/26/01           500                 --           3.42       2/26/11          --            --
                         5/17/02        40,500                 --           3.77       5/17/12          --            --
                          1/2/04            --                 --             --            --       4,500        37,350
                          6/1/04            --                 --             --            --       1,800        14,940
                         3/25/05            --                 --             --            --      12,000        99,600
                          1/2/06            --             10,000           7.90        1/2/16          --            --
                          3/1/06            --             10,000           9.75        3/1/16          --            --
Michael S. Kumpf......   2/26/01         2,100                 --           3.42       2/26/11          --            --
                         5/17/02        14,625                 --           3.77       5/17/12          --            --
                        11/20/02         4,999                 --           3.10      11/20/12          --            --
                          1/2/04            --                 --             --            --       4,500        37,350
                         3/25/05            --                 --             --            --      12,000        99,600
                          1/2/06            --              7,500           7.90        1/2/16          --            --
                          3/1/06            --              7,500           9.75        3/1/16          --            --
Jon D. Berkley........   4/28/03        30,000                 --           4.60       4/28/13          --            --
                         3/25/05            --                 --             --            --       8,000        66,400
                          1/2/06            --              5,000           7.90        1/2/16          --            --
                          3/1/06            --              5,000           9.75        3/1/16          --            --
James B. Stetson......   2/26/01         4,500                 --           3.42       2/26/11          --            --
                         5/17/02         7,500                 --           3.77       5/17/12          --            --
                        11/20/02         3,400                 --          $3.10      11/20/12          --            --
                          1/2/04            --                 --             --            --       4,500        37,350
                         3/25/05            --                 --             --            --       8,000        66,400
                          1/2/06            --              5,000           7.90        1/2/16          --            --
                          3/1/06            --              5,000           9.75        3/1/16          --            --


--------

   (1) Calculated based on the closing price of the Company's stock on December 29, 2006, the last trading day of the fiscal year.

                         OPTIONS AWARDS VESTING SCHEDULE


GRANT DATE                                                  VESTING SCHEDULE
----------                                                  ----------------


8/24/99.............................................  20% per year for five years
2/26/01.............................................  20% per year for five years
5/17/02.............................................  20% per year for five years
11/20/02............................................  20% per year for five years
4/28/03.............................................  20% per year for five years
1/2/06..............................................  20% per year for five years
3/1/06..............................................  20% per year for five years


                          STOCK AWARDS VESTING SCHEDULE


GRANT DATE                                                  VESTING SCHEDULE
----------                                                  ----------------


1/2/04..............................................  20% per year for five years
6/1/04..............................................  20% per year for five years
3/25/05.............................................  20% per year for five years


              OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2006


                                                 OPTION AWARDS                         STOCK AWARDS
                                      -----------------------------------   ---------------------------------
                                         NUMBER OF                             NUMBER OF
                                           SHARES                               SHARES
                                          ACQUIRED        VALUE REALIZED       ACQUIRED       VALUE REALIZED
NAME                                  ON EXERCISE (#)   ON EXERCISE(1)($)   ON VESTING (#)   ON VESTING(2)($)
----                                  ---------------   -----------------   --------------   ----------------


Bart C. Shuldman....................       52,937            289,244            11,500            96,850
Steven A. DeMartino.................        1,000              4,663             5,100            48,546
Michael S. Kumpf....................       27,000            142,945             4,500            40,050
James B. Stetson....................       12,750            125,368             3,500            30,650
Jon D. Berkley......................           --                 --             2,000            18,800


--------

   (1) Calculated based on the difference between the market price of the underlying securities at exercise and the exercise price of the options.

   (2) Calculated based on the market value on the vesting date of the shares underlying each award.

            POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     The Company has entered into certain agreements and maintains certain plans that may require payments be made, and/or benefits be provided, to the Named Executive Officers: (i) in the event a Named Executive Officer's employment is terminated other than for Cause, as defined below, (a "Termination Event"), (ii) if a change in control (as defined by the applicable agreement or plan) occurs (a "Change in Control Event") or (iii) if a Termination Event occurs or a Named Executive Officer resigns for certain specified reasons within one year of a change in control (a "Change in Control and Termination Event"). The payments and benefits that each Named Executive Officer may be entitled to receive upon a Termination Event, Change in Control Event or a Change in Control and Termination Event are described in the applicable employment agreement or severance agreement and the Company's 1996 Stock Plan and 2005 Equity Incentive Plan. Below is a description of the types of events that would trigger payments under these agreements and plans and the potential payments to each such Named Executive Officer assuming that a triggering event occurred on December 31, 2006, the last day of the Company's most recent fiscal year.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     Events That Trigger a Termination Event or Change in Control Event. The applicable employment and severance agreements generally define Cause as a termination for the following reasons: (i) action or inaction by the Named Executive Officer that constitutes larceny, fraud, gross negligence, a willful or negligent misrepresentation to the Board or officers of the Company or a commission of a crime of moral turpitude; (ii) material, repetitive, unjustified and unexcused refusal to follow the reasonable and lawful written instruction of the Board -- or in the case of the Named Executive Officers other than Mr. Shuldman, the Board or the Company's President; or (iii) death or disability. Change in control is generally defined in each agreement to include (i) a merger of the Company with another company where the majority of board of the surviving company is not comprised of directors of the Company in office immediately prior to the transaction, (ii) a change in the board of directors of the Company such that after an election a majority of the directors in office are not directors that were nominated by two-thirds of board members prior to the election or
(iii) a complete liquidation of the Company.

     Effect of a Termination Event or Change in Control and Termination
Event. Under the terms of an Employment Agreement dated July 31, 1996 between Bart C. Shuldman and the Company, if a Termination Event or Change in Control Event were to occur, Mr. Shuldman would continue to receive: (i) his annual base salary and (ii) all other benefits (including health, disability and life insurance benefits; participation in any ERISA benefit plans and 401(k) plans; an automobile allowance; and certain service fees related to medical exams, income tax planning and estate planning) for two years and three years, respectively, from the date of termination. In connection with a Termination Event, Mr. Shuldman would receive a pro rata portion of his annual target bonus amount for the year of termination. If a Change in Control Event were to occur and within one year thereafter either Mr. Shuldman's employment is terminated other than for Cause, or Mr. Shuldman resigns following a significant reduction in the nature or scope of his responsibilities or authorities, a decrease in salary other than resulting from a reduction that applies generally to all management personnel or specified relocations of the Company's facilities, Mr. Shuldman would be entitled to continue to receive, in addition to the amounts listed in the first sentence, his annual target bonus for a period of three years from the date of termination and all stock options and other awards granted to Mr. Shuldman under the Company's stock plans would immediately vest.

     Under the terms of a Severance Agreement with Steven A. DeMartino dated June 1, 2004, if a Termination Event were to occur, Mr. DeMartino would be entitled to continue to receive, for one year following the date of termination
(i) his annual base salary, (ii) a pro rata portion of his annual target bonus for the year of termination and (iii) medical, dental, vision, life and long term disability insurance benefits. If a Change in Control Event were to occur and the employment of Mr. DeMartino is terminated other than for Cause, or if he resigns for specified reasons, within one year of a change in control, Mr. DeMartino would be entitled to receive for two years after his termination (i) his annual base salary, (ii) annual target bonus, (iii) medical, dental, vision, life and long term disability insurance benefits and (iv) all stock options granted to Mr. DeMartino would immediately vest.

     Under the terms of Severance Agreements with Michael S. Kumpf, Jon D. Berkley and James B. Stetson dated September 4, 1996, April 4, 2003 and January 24, 2001, respectively, if a Termination Event were to occur, the applicable Named Executive Officer would be entitled to continue to receive, for six months following the date of termination (i) a pro rata portion of his annual base salary, (ii) a pro rata portion of his annual target bonus for the year of termination or, in the case of Messrs. Berkley and Stetson, the full amount of the applicable annual target bonus for the year of termination, and (iii) only in the case of Mr. Kumpf, all benefits which would otherwise have been payable. If a Change in Control Event were to occur, the applicable Named Executive Officer would be entitled to continue to receive for a period of one year from the date of termination (i) base salary, (ii) annual target bonus, (iii) in the case of Mr. Kumpf, all benefits and (iv) all stock options granted to the applicable Named Executive Officer would immediately vest.

EQUITY PLANS

     2005 Equity Incentive Plan. The terms of the Company's 2005 Equity Incentive Plan provide that all awards issued under the plan would accelerate and either become exercisable or vest, as applicable, immediately prior to any of the following: (i) a reorganization, merger, consolidation or similar transaction in which the surviving corporation is not the Company or a publicly owned corporation (or a subsidiary thereof) in which the stockholders of the Company immediately prior to the transaction continue to beneficially own 50% or more of the voting securities of the Company, (ii) a sale, transfer, exchange or other disposition of all or substantially all of the Company's assets, (iii) any acquisition of 50% or more of the voting securities of the Company excluding acquisitions by specified parties or (iv) any dissolution or liquidation of the Company. Upon the occurrence of some of the foregoing Change in Control Events, stock or other property to be delivered upon acceleration of any award may be placed in escrow, rather than actually delivered, under terms set by the Compensation and Corporate Governance Committee.

     1996 Stock Plan. The terms of the Company's 1996 Stock Plan do not provide for the acceleration of all awards issued under the plan in the event of a change in control of the Company. Instead, the plan provides that acceleration upon a change in control is permitted and that the terms of the individual awards issued under the plan control whether the awards accelerate upon occurrence of a Change in Control Event.

     Payments Upon a Change in Control Event. If a Change in Control Event had occurred on December 31, 2006 that triggered acceleration of all of the equity awards outstanding to each Named Executive Officer under each of the 1996 Stock Plan and the 2005 Equity Incentive Plan that accelerate either by their terms or the terms of the applicable plan, the following amounts would have been paid to the Named Executive Officers:


                                                        STOCK       STOCK
NAME                                                 OPTIONS(1)   AWARDS(2)      TOTAL
----                                                 ----------   ---------   ----------


Bart C. Shuldman...................................  $1,095,772    $319,550   $1,415,322
Steven A. DeMartino................................     190,042     151,890      341,932
Michael S. Kumpf...................................     105,550     136,950      242,500
Jon D. Berkley.....................................     113,000      66,400      179,400
James B. Stetson...................................      75,655     103,750      179,405


--------

   (1) Accelerated stock options were valued using the spread between the exercise price of the applicable award and the closing price of $8.30 per share of our common stock on December 29, 2006, which was the last trading day of the year.

   (2) Accelerated stock awards were valued using the closing price of $8.30 per share of our common stock on December 29, 2006, which was the last trading day of the year.

                        PAYMENTS UPON A TERMINATION EVENT

     The following table summarizes the potential payments to each Named Executive Officer, over the course of the applicable time period for which such payments would be owed, assuming that a Termination Event occurred on December 31, 2006, the last day of the Company's fiscal year.


                                              PRO RATA
                                             PORTION OF
                                               ANNUAL
                                    BASE       TARGET                    STOCK     STOCK
NAME                               SALARY       BONUS     BENEFITS(1)   OPTIONS   AWARDS      TOTAL
----                              --------   ----------   -----------   -------   ------   ----------


Bart C. Shuldman................  $851,760    $255,528      $43,284        --       --     $1,150,572
Steven A. DeMartino.............   230,000     115,000       28,014        --       --        373,014
Michael S. Kumpf................    89,198      31,219       13,135        --       --        133,552
Jon D. Berkley..................    70,000          --           --        --       --         70,000
James B. Stetson................    70,000          --           --        --       --         70,000


--------

The following assumptions were used to calculate these payments:

   (1) Benefits were valued using the same assumptions that the Company uses for our financial reporting under generally accepted accounting principles, with the exception that the Company's cost of medical premiums is included here.

             PAYMENTS UPON A CHANGE IN CONTROL AND TERMINATION EVENT

     The following table summarizes the potential payments to each Named Executive Officer, over the course of the applicable time period for which such payments would be owed, assuming that a Change in Control and Termination Event occurred on December 31, 2006, the last day of the Company's fiscal year.


                                           ANNUAL
                                BASE       TARGET                     STOCK       STOCK
NAME                           SALARY       BONUS    BENEFITS(1)   OPTIONS(2)   AWARDS(3)      TOTAL
----                         ----------   --------   -----------   ----------   ---------   ----------


Bart C. Shuldman...........  $1,277,640   $766,584     $129,852    $1,095,772    $319,550   $3,589,398
Steven A. DeMartino........     460,000    230,000       56,028       190,042     151,890    1,087,960
Michael S. Kumpf...........     178,395     62,438       26,270       105,550     136,950      509,603
Jon D. Berkley.............     140,000         --           --       113,000      66,400      319,400
James B. Stetson...........     140,000         --           --        75,655     103,750      319,405


--------

The following assumptions were used to calculate these payments:

   (1) Benefits were valued using the same assumptions that the Company uses for our financial reporting under generally accepted accounting principles, with the exception that the Company's cost of medical premiums is included here.

   (2) Accelerated stock options were valued using the spread between the exercise price of the applicable award and the closing price of $8.30 per share of our common stock on December 29, 2006, which was the last trading day of the year.

   (3) Accelerated stock awards were valued using the closing price of $8.30 per share of our common stock on December 29, 2006, which was the last trading day of the year.

NON-COMPETITION PROVISIONS THAT APPLY TO A TERMINATION EVENT OR CHANGE IN CONTROL EVENT

     Pursuant to Mr. Shuldman's Employment Agreement, upon the occurrence of a Termination Event while he is receiving severance payments under the agreement, Mr. Shuldman agrees that for two years, or in the case of a Change in Control Event, for three years, that he will not directly or indirectly engage in any business or activity that is competitive with the Company in a geography where the Company is selling its products. Further, Mr. Shuldman agrees not to attempt to recruit any employees of the Company or encourage them to leave the Company and agrees not to encourage any of the Company's customers to direct their business elsewhere. The other Named Executive Officers have the same provisions in their Severance Agreements, except that they apply for six months upon the occurrence of a Termination Event or one year upon the occurrence of a Change in Control Event and they are not contingent upon the payment of the benefits described in each agreement by the Company to the Named Executive Officer.

                   DIRECTOR COMPENSATION FOR FISCAL YEAR 2006


                                               FEES EARNED OR        STOCK
                                                   PAID IN          AWARDS
NAME                                              CASH ($)      (2),(3),(4)($)   TOTAL ($)
----                                           --------------   --------------   ---------


Thomas R. Schwarz............................      $24,250          $17,948       $42,198
Charles A. Dill..............................       26,250           17,948        44,198
Graham Y. Tanaka.............................       26,000           17,948        43,948
Bart C. Shuldman(1)..........................           --               --            --


--------

   (1) Mr. Shuldman did not receive any compensation for director services other than what is contained in the "Summary Compensation Table" above.

   (2) On May 18, 2006, Mr. Schwarz, Dill and Tanaka were each awarded 5,000 shares of restricted stock, at a grant date fair value of $68,900, as calculated in accordance with the guidance under SFAS 123(R).

   (3) All stock awards in 2006 were granted under the Company's 2005 Equity Incentive Plan and the amounts shown represent compensation expense incurred in 2006 in connection with those awards, calculated in accordance with SFAS 123(R), as discussed in footnote 2 to the Financial Statements in the Company's filing on Form 10K for the year ended December 31, 2006.

   (4) As of December 31, 2006, Mr. Schwarz held 63,750 fully vested stock options at exercise prices ranging from $2.33 to $31.82 and 9,000 shares of unvested restricted stock grants, Mr. Dill held 48,750 fully vested stock options at exercise prices ranging from $3.77 to $31.82 and 9,000 shares of unvested restricted stock grants, Mr. Tanaka held 63,750 fully vested stock options at exercise prices ranging from $2.33 to $31.82 and 9,000 shares of unvested restricted stock grants, and Mr. Shuldman held no stock option or restricted stock grants other than those shown in the "Outstanding Equity Awards at 2006 Fiscal Year-End" table above.

     During the year ended December 31, 2006, each outside director of the Company received as compensation for services rendered: (i) a retainer of $2,500 for each fiscal quarter served as director, (ii) $1,000 for each Board of Directors meeting attended, (iii) $500 for each Board of Directors committee meeting attended, (iv) $500 for each telephonic Board of Directors meeting, and
(v) $250 for each telephonic committee meeting. Chairs of committees received $750 for each committee meeting attended and $500 for each telephonic meeting. Directors are also reimbursed for reasonable expenses incurred in attending meetings.

     Each non-employee director receives an annual grant of 5,000 shares of restricted stock, pursuant to the terms of the Company's 2005 Equity Incentive Plan. The restricted stock will vest at the rate of 20% per year beginning on the first anniversary of the date of grant.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Board's Compensation and Corporate Governance Committee has served as an officer or employee of the Company at any time. None of the Company's executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of the Company's Board. None of the Company's executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of the Board's Compensation and Corporate Governance Committee.

                  STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

     Stockholder proposals submitted for inclusion in next year's proxy materials must be received by the Secretary of the Company on or before January 2, 2008. Proposals should be addressed to TransAct Technologies Incorporated, One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518, Attention:
Secretary. Stockholders who wish to make a proposal at the 2008 Annual Meeting without regard to whether it will be included in the Company's proxy materials should notify the Company no later than February 28, 2008. If a Stockholder who wishes to present a proposal fails to notify the Company by the due date, the proxies that the Company solicits for the meeting will accord them discretionary authority to vote on the Stockholder's proposal if it is properly brought before the meeting.

       PROCEDURES FOR SUBMITTING DIRECTOR NOMINATIONS AND RECOMMENDATIONS

     Stockholders may nominate candidates for election to the Board of Directors if the proper nomination procedures specified in the Company's By-Laws are followed. All nominations by stockholders must be delivered to or mailed and received at the principal executive offices of the Company not less than 30 nor more than 60 days prior to the meeting at which election of directors will take place; however, if less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, nominations will be timely if received not later than 10 days after notice was given or public disclosure was made. A stockholder's notice must set forth in writing (i) for each person proposed to be nominated, all information relating to each such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act, including such person's written consent to be named in the proxy and to serving as a director, and (ii) for the stockholder giving notice, the (x) name and address of such stockholder as they appear on the Company's books, and (y) the class and number of shares of the Company beneficially owned by such stockholder.

          STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS POLICY

     Any stockholder wishing to communicate directly with members of the Board of Directors should do so in writing. All correspondence addressed to the Board as a whole, to its independent directors, to any of its Committees or Committee Chairs, or to individual Board members should be mailed to the following address:

          Board of Directors/Independent Directors/Committee/Director c/o Secretary
          TransAct Technologies Incorporated
          One Hamden Center
          2319 Whitney Avenue, Suite 3B
          Hamden, CT 06518

     - You are welcome to communicate anonymously or confidentially.

     - All correspondence addressed to an individual director or Committee Chair, and marked "Confidential", will be collected in the office of the Secretary and forwarded unopened to the individual director.

     - Other correspondence will be opened by the Secretary, reviewed, copied and directed as follows:

       - Concerns regarding the Company's accounting, internal accounting controls or auditing matters will be referred to the members of the Audit Committee.

       - Nominations or recommendations of candidates for election to the Board of Directors will be referred to members of the Nominating Committee.

       - Other correspondence will be copied by the Secretary and forwarded to all of the members of the Board of Directors (or its independent directors, if so addressed) unless the stockholder directs otherwise.

     - A Stockholder may request written acknowledgement of the receipt of his or her correspondence, which will be provided by the Secretary or, in the case of correspondence marked "Confidential", by the individual director or Committee Chair to whom it is addressed.

                                  ANNUAL REPORT

     A COPY OF THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST. REQUESTS SHOULD BE ADDRESSED TO: TRANSACT TECHNOLOGIES INCORPORATED, STOCKHOLDER RELATIONS DEPARTMENT, ONE HAMDEN CENTER, 2319 WHITNEY AVENUE, SUITE 3B, HAMDEN, CT 06518.

                                     GENERAL

     The accompanying proxy will be voted as specified thereon. Unless otherwise specified, proxies will be voted for the director nominated by the Board of Directors, and for ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2007. As of the date of this Proxy Statement, the Board of Directors is not aware of any matter which is to be presented for action at the Annual Meeting other than the matters set forth herein. Should any other matter requiring a vote of the stockholders arise at the Annual Meeting, the proxies confer upon the persons named in the accompanying proxy the authority to vote in respect of any such other matter in accordance with the recommendation of the Board of Directors.

     A stockholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by: (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to the Company, as follows:
TransAct Technologies Incorporated, One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518, Attention: Secretary. A proxy appointment will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the shares are voted, notice of such death or incapacity is filed with the Company's Secretary or other person responsible for tabulating votes on behalf of the Company.

     The cost of preparing, assembling and mailing this proxy material will be borne by the Company. The Company may solicit proxies otherwise than by use of the mail, in that certain officers and regular employees of the Company, without additional compensation, may use the telephone or otherwise to obtain proxies. The Company will also request persons, firms and corporations holding shares in their names, or owned by others, to send this proxy material to and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in doing so.

     No director or executive officer of the Company has any direct or indirect substantial interest, whether by security holdings or otherwise, in the ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company's 2007 fiscal year.

     STOCKHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION IS APPRECIATED.

April 19, 2007

                       TRANSACT TECHNOLOGIES INCORPORATED
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD WEDNESDAY, MAY 15, 2007

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                       TRANSACT TECHNOLOGIES INCORPORATED

The undersigned stockholder of TransAct Technologies Incorporated (the "Company") does hereby nominate, constitute and appoint Bart C. Shuldman and Steven A. DeMartino, or either of them, with full power to act alone, my true and lawful attorney with full power of substitution, for me and in my name, place and stead to vote all of the shares of Common Stock of the Company standing in my name on its books on March 23, 2007, at the Annual Meeting of its stockholders to be held at the Clarion Hotel & Suites, 2260 Whitney Avenue, Hamden, CT 06518 on May 15, 2007 at 10:00 a.m., or at any adjournment thereof, with all powers the undersigned would possess if personally present as follows:

                         (TO BE SIGNED ON REVERSE SIDE)

                         PLEASE SIGN, DATE AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                       TRANSACT TECHNOLOGIES INCORPORATED

                                  MAY 15, 2007

[X] Please mark your
votes as in this
example.

                                      FOR    ABSTAIN

1.    ELECTION OF                     [ ]      [ ]     Nominee: Graham Y. Tanaka
      DIRECTOR


                                      FOR    ABSTAIN    AGAINST

2.    RATIFICATION OF INDEPENDENT     [ ]      [ ]        [ ]
      REGISTERED PUBLIC
      ACCOUNTING FIRM


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEE AS DIRECTOR AND FOR PROPOSAL 2. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEE FOR DIRECTOR AND FOR PROPOSAL 2. THE PROXY IS AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

SIGNATURE _____________________________ DATE ______________________ ____ , 2007

SIGNATURE _____________________________ DATE ______________________ ____ , 2007
          (SIGNATURE IF HELD JOINTLY)

      NOTE: Please sign exactly as name appears on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.